Exhibit 3.53

CERTIFICATE OF FORMATION

OF

SH JUBILEE MANAGEMENT, LLC

The undersigned, an authorized natural person for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is:

SH JUBILEE MANAGEMENT, LLC

2. The address of the registered office and the name and the address of the registered agent of the limited liability company, required to be maintained, by Section 18-104 of the Delaware Limited Liability Company Act, are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

Executed on June 17, 2010

Paul E. Mosley, Authorized Person